Exhibit 5.1

February 28, 2023

Innovative Food Holdings, Inc.

28411 Race Track Road

Bonita Springs, Florida 34135

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Innovative Food Holdings, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 2,174,884 shares of the common stock of the Company, par value $.001 per share, which may be sold by the Selling Shareholder(s) named in the Registration Statement (the “Selling Shareholder”) which includes shares to be issued upon the exercise of options granted by the Company pursuant to its 2011 Stock Option Plan (the “Plan”) and shares issued pursuant to the terms of Employment Agreements between the Company and the Selling Shareholder (the “Shares”).

As counsel for the Company, we have examined such corporate records and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares upon the exercise of the options granted pursuant to the Plan and upon the terms of the Selling Shareholder’s employment agreements with the Company, and that the Shares, when issued in accordance with the terms of the Plan and such employment agreements, will be duly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under Item 5 of Part II of the Registration Statement.

Very truly yours, /s/ Feder Kaszovitz LLP